Exhibit 3.209.1

CERTIFICATE OF CONVERSION

TO

LIMITED LIABILITY COMPANY

OF

HPP INTERNATIONAL CORPORATION

TO

HPP INTERNATIONAL LLC

This Certificate of Conversion to Limited Liability Company, dated as of November 18, 2015, has been duly executed and is being filed by HPP International Corporation, a Nevada corporation (the “Corporation”), to convert the Corporation to HPP International LLC, a Delaware limited liability company (the “LLC”), under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

1.    The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Nevada and was first incorporated on February 16, 1988, in the State of Nevada, and was incorporated in the State of Nevada immediately prior to the filing of this Certificate of Conversion to Limited Liability Company.

2.    The name and type of entity of the Corporation immediately prior to the filing of this Certificate of Conversion to Limited Liability Company was:

Name	Type of Entity
HPP International Corporation	Corporation

3.    The name of the LLC to which the Corporation shall be converted as set forth in its certificate of formation is HPP International LLC.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first-above written.

HPP INTERNATIONAL CORPORATION

By:	/s/ Owen Wilcox
Name: Owen Wilcox
Title: Assistant Secretary